Exhibit 10.12

SHARE LENDING AGREEMENT

Dated as of [•], 2013

Between

SolarCity Corporation (“Lender”)

and

Goldman Sachs Financial Markets, L.P. (“Borrower”)

and

Goldman, Sachs & Co. (“Agent”)

This AGREEMENT sets forth the terms and conditions under which Borrower may, from time to time, borrow from Lender shares of Common Stock. Borrower is acting as principal and Agent, its Affiliate, is acting as agent for Borrower under this Agreement.

The parties hereto agree as follows:

Section 1. Certain Definitions. The following capitalized terms shall have the following meanings:

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Business Day” means a day on which (i) regular trading occurs in the principal trading market for the Common Stock and (ii) the Clearing Organization is open.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other securities intermediary at which Borrower and Lender maintain accounts.

“Closing Sale Price” on any day means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that day as reported on the NASDAQ Global Market or, if the Common Stock is not listed on the NASDAQ Global Market, then as reported by the New York Stock Exchange or the principal other national or regional securities exchange on which the shares of Common Stock are then traded or, if the Common Stock is not listed or approved for trading on the New York Stock Exchange or another national or regional securities exchange, on the principal market on which shares of Common Stock are then traded. If the Common Stock is not so traded, or if such price is, in Borrower’s good faith determination, clearly erroneous, such Closing Sale Price shall be as reasonably determined in good faith by the Borrower.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of Lender; provided that, if the Common Stock shall be exchanged for or converted into any other security, assets and/or other consideration (including cash) as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), then, effective upon such exchange or conversion, the amount of such other security, assets and/or other consideration received in exchange for one share of Common Stock shall be deemed to become one share of Common Stock. For purposes of the foregoing, where a share of Common Stock may be converted into or exchanged for more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election.

“Common Stock Underwriting Agreement” means the Underwriting Agreement, dated as of [•], 2013, entered into between Lender and [•], as representatives for the several underwriters named therein, providing for the public offering of the Common Stock.

“Convertible Notes” means (i) up to $[•] aggregate principal amount of [•]% Convertible Senior Notes due 2018 issued by Lender and (ii) up to $[•] aggregate principal amount of such securities to the extent the option to purchase such additional securities is exercised as set forth in the Underwriting Agreement dated as of [•], 2013, entered into between Lender and [•], as representatives for the several underwriters named therein, providing for the public offering of the Convertible Notes (“Convertible Notes Underwriting Agreement”).

“Credit Support Document” means the Guarantee provided by the Parent Entity as soon as practicable following the issuance of the Convertible Notes.

“Credit Support Provider” means the Parent Entity.

“Cutoff Time” means 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice, in which case such other time will be the “Cutoff Time.”

“Exchange” means NASDAQ Global Market, any successor thereto, or the principal U.S. securities exchange on which the Common Stock is listed for trading.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facility Termination Date” means the earliest to occur of (i) the 5th Trading Day (as such term is defined in the Indenture) immediately following the date on which Lender (or the Trustee for the Indenture for the Convertible Notes at the request of Lender) provides notice to Borrower that all Convertible Notes have been redeemed, repurchased, converted or otherwise acquired for value, (ii) the date, if any, on which the Loan hereunder is terminated, (iii) the date, if any, on which this Agreement is terminated and (iv) the date, if any, on which, as a result of any reclassification, conversion, exchange or cancellation of the Common Stock pursuant to any consolidation, merger, combination or binding share exchange or any sale or conveyance to another person of all or substantially all of the property and assets of Lender or a similar event, the Convertible Notes become convertible into all or substantially all cash, securities or other property that are not traded on a United States national securities exchange.

“Guarantee” has the meaning set forth in Section 2(e) hereof.

“Indenture” means the indenture, to be dated as of [•], 2013, to be entered into by and between Lender and Wells Fargo Bank, National Association, a national banking association, as trustee, to provide for the form, terms and other provisions of the Convertible Notes.

“Lender’s Designated Account” means the securities account of Lender maintained on the books of [•], as securities intermediary, and with such designation as notified by Lender to Borrower promptly following the date hereof and in no event later than [•], 2013.

“Loaned Shares” means shares of Common Stock transferred in the Loan hereunder until such Common Stock (or identical Common Stock) is transferred back to Lender hereunder; provided that, to the extent Borrower subsequently transfers to another transferee shares of Common Stock initially transferred to Borrower hereunder, “Loaned Shares” means an equivalent number of identical shares of Common Stock. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall, effective as of the payment or delivery date of any such event, be proportionately increased or decreased, as the case may be. If the outstanding shares of Common Stock shall be exchanged for or converted into any new or different security or securities, assets and/or other consideration, as described in the definition of “Common Stock,” such new or different security or securities, assets and/or other consideration shall, effective upon such exchange or conversion, as the case may be, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of “Common Stock.” For purposes of return of Loaned Shares by Borrower or purchase or sale of securities pursuant to Section 4 or 10, Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Maximum Number of Shares” means [•] shares of Common Stock, subject to adjustment as follows:

(a) If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b) If, at any time on or after the exercise or expiration of the overallotment option pursuant to the Convertible Notes Underwriting Agreement, the Maximum Number of Shares exceeds the product of (A) the aggregate principal amount of Convertible Notes outstanding at such time (it being understood and agreed, notwithstanding anything to the contrary in the Indenture, that for purposes of this clause (b), Convertible Notes surrendered for conversion by the holders thereof shall not cease to be outstanding until the day on which Lender delivers to the relevant converting holder the consideration due upon conversion), divided by $1,000 and (B) the Conversion Rate (as defined in the Indenture), Lender may so notify Borrower in writing of such fact. Upon receipt of such notice by Borrower, effective five Business Days following such receipt, the Maximum Number of Shares shall be reduced by such excess.

(c) Upon the termination of the Loan pursuant to Section 4(a), the Maximum Number of Shares shall be reduced by the number of Loaned Shares surrendered by Borrower to Lender, in accordance with a direction of Borrower that Borrower will provide to Lender in connection with any such surrender of Loaned Shares; provided that if Borrower does not provide any such direction in connection with any such surrender, the Maximum Number of Shares shall be reduced by the number of Loaned Shares so surrendered.

“Merger Without Assumption” means, in the event that Borrower or any Credit Support Provider of Borrower consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganization, reincorporation or reconstitution:

(1)	the resulting, surviving or transferee entity fails to assume all the obligations of Borrower or such Credit Support Provider of Borrower under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2)	the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligation under this Agreement.

“Parent Entity” means The Goldman Sachs Group, Inc.

“Scheduled Trading Day” means any day on which (i) the Exchange, or any successor to such exchange or any substitute exchange or quotation system to which trading in the Common Stock has temporarily or permanently relocated (provided that Borrower, in a commercially reasonable manner, has determined that there is comparable liquidity relative to such Common Stock on such temporary or permanent substitute exchange or quotation system as on the Exchange), is scheduled to be open for trading for their respective regular trading sessions and (ii) each United States exchange or United States quotation system, where trading has a material effect (as determined by Borrower in a commercially reasonable manner) on the overall market for futures or options contracts relating to Common Stock, is scheduled to be open for trading for their respective regular trading sessions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“securities intermediary” means a “securities intermediary” as defined by Section 8-102(a)(14) of the UCC.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Entity” means any Affiliate of Borrower.

“Threshold Amount” means, with respect to Borrower, an amount equal to 3% of the Parent Entity’s stockholders’ equity, which shall be determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) by reference to the Parent Entity’s most recent consolidated quarterly balance sheet prepared in accordance with U.S. GAAP.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time. Any reference to particular sections of the UCC shall be deemed to embrace successor renumbered provisions thereof.

“VWAP Price” on any day means, with respect to the Common Stock, the volume-weighted average price per share for the regular trading session (including any extensions thereof) on such market or service on such day (without regard to pre-open or after hours trading outside of such regular trading session for such day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such day, on Bloomberg page “SCTY.Q <Equity> AQR” (or any successor thereto), or if such price is not so reported on such day for any reason or is, in Borrower’s good faith determination, clearly erroneous, such VWAP Price shall be equal to the Closing Sale Price as of such day.

Section 2. Loan Of Shares; Transfers of Loaned Shares

(a) Subject to the terms and conditions of this Agreement and subject to the closing of the issuance of the Convertible Notes, Lender hereby agrees promptly to make available for borrowing by Borrower a number of shares of Common Stock equal to the Maximum Number of Shares. Any Loaned Shares for which the Loan has been terminated may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement, Borrower may, by written notice to Lender (a “Borrowing Notice”) delivered at least one (1) Business Day prior to the closing of the offering of the Convertible Notes, initiate one transaction in which Lender will lend all of the Loaned Shares to Borrower through the issuance by Lender of such Loaned Shares to Borrower contemporaneously with the issuance of the Convertible Notes pursuant to the Convertible Notes Underwriting Agreement upon the terms, and subject to the conditions, set forth in this Agreement (such issuance and loan, a “Loan”); provided that no Loaned Shares shall be lent by Lender to Borrower pursuant to this Agreement if the closing of the issuance of the Convertible Notes does not occur pursuant to the terms of the Convertible Notes Underwriting Agreement. Such Loan shall be confirmed through the book-entry settlement system of the Clearing Organization. The records maintained by the Clearing Organization shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of such Loan to which the applicable records relate.

(c) Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to borrow, and may not initiate the Loan hereunder with respect to, any shares of Common Stock at any time to the extent (in the case of clause (i) below) or to the extent that Borrower determines in its sole discretion (in the case of clause (ii) below) that after receipt of any shares of Common Stock in connection with such Loan, (i) the Section 16 Percentage would exceed 8.5% or (ii) the Share Amount would exceed the Applicable Share Limit. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of shares of Common Stock that Borrower and each person subject to aggregation of shares of Common Stock with Borrower under Section 13 or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) as of such day and (B) the denominator of which is the number of shares of Common Stock outstanding as of such day. The “Share Amount” as of any day is the number of shares of Common Stock that a Borrower Person under any law, rule, regulation, regulatory order or organizational documents or contracts of Lender that are, in each case, applicable to ownership of shares of Common Stock (the “Applicable Restrictions”) owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Borrower in its reasonable discretion. A “Borrower Person” is Borrower and any person whose ownership position would be aggregated with that of Borrower. The “Applicable Share Limit” is, as of any day, a number of shares of Common Stock equal to (A) the minimum number of shares of Common Stock that could give rise to materially adverse reporting obligations, materially adverse registration obligations or other materially adverse requirements (including obtaining prior approval from any person or entity) of a Borrower Person, or could result in an adverse effect on a Borrower Person, under any Applicable Restriction, as determined by Borrower in its reasonable discretion, minus (B) 1% of the number of shares of Common Stock outstanding as of such day. If any delivery owed to Borrower hereunder is not made, in whole or in part, as a result of this provision, Lender’s obligation to make such delivery shall not be extinguished and Lender shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Borrower gives notice to Lender that such delivery would not result in such Excess Ownership Position being exceeded. If, notwithstanding the foregoing, any delivery of Common Stock is erroneously made to Borrower or Borrower otherwise receives or is deemed to have received Common Stock in excess of the foregoing limitation contrary to the first sentence of this clause (c), such Common Stock shall remain the property of Lender and Borrower shall be deemed to hold the same as bailee of Lender and shall have no voting, dispositive control or pecuniary interest with respect thereto.

(d) Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of the relevant Loan, which date shall not be earlier than the third Business Day following the receipt by Lender of the Borrowing Notice as specified in the Borrowing Notice. Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 11 below.

(e) All obligations of Borrower required to be performed by Borrower under this Agreement will be guaranteed by Parent Entity pursuant to the Guarantee set forth on Exhibit A hereto, which shall be provided to Lender as soon as practicable following the issuance of the Convertible Notes but not later than 30 days thereafter (the “Guarantee”).

Section 3. Loan Fee. Borrower agrees to pay Lender a single loan fee per Loan (a “Loan Fee”) equal to $0.0001 per Loaned Share included in such Loan. Such Loan Fee shall be paid by Borrower on a delivery-versus-payment basis through the facilities of the Clearing Organization. For the avoidance of doubt, after payment of the Loan Fee by Borrower and transfer of the Loaned Shares to Borrower, Lender has no obligation to make any further payment or deliver any additional Shares of Common Stock to Borrower except as set forth in Section 10(b) with respect to Legal Obstacle Legal Costs.

Section 4. Loan Terminations.

(a) Borrower may terminate all or any portion of the Loan on any Business Day by transferring the corresponding number of Loaned Shares to Lender, without any consideration being payable in respect thereof by Lender to Borrower; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof. Any such loan termination shall be effective immediately upon delivery of the Loaned Shares in accordance with the terms hereof.

(b) Subject to Section 10 below, the Loan shall terminate on the Facility Termination Date, and all Loaned Shares, if any, then outstanding shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the twenty fifth Business Day following the Facility Termination Date; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof.

(c) Subject to Section 10 below, if the Loan is terminated upon the occurrence of a Default as set forth in Section 9, the Loaned Shares in respect of such Loan shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the tenth Business Day following the termination date of such Loan as provided in Section 9; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof.

(d) Subject to Section 10 below, if at any time the aggregate number of Loaned Shares outstanding under this Agreement exceeds the Maximum Number of Shares, then the Loan (or portions thereof) to the extent of such excess shall immediately terminate and, subject to Section 10 below, such excess number of Loaned Shares in respect of such terminated Loan (or portions thereof) shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the twenty fifth Business Day (or such earlier date, to the extent commercially practicable, as determined by Borrower acting in good faith) following the first date as of which such excess exists; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof.

Section 5. Distributions.

(a) If, at any time when there are Loaned Shares outstanding under this Agreement, Lender pays a cash dividend or makes a cash distribution in respect of all its outstanding shares of Common Stock, Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within three Business Days after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of Common Stock of such dividend or distribution, as the case may be, and (ii) the number of Loaned Shares outstanding at such time; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a dividend or distribution on such Loaned Shares but prior to the payment of such dividend or distribution on such Loaned Shares, Borrower shall nonetheless pay to Lender the amount of such dividend or distribution, as the case may be, within three Business Days after the payment of such dividend or distribution.

(b) If, at any time when there are Loaned Shares outstanding under this Agreement, Lender makes a distribution in respect of all its outstanding shares of Common Stock (other than a distribution upon liquidation or a reorganization in bankruptcy) in property or securities, including any spin-off securities or assets, options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock, but including any spin-off securities or assets, options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) (a “Non-Cash Distribution”), Borrower shall deliver to Lender in kind (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares) the property or securities so distributed in an amount (the “Delivery Amount”) equal to the product of (i) the amount per share of Common Stock of such Non-Cash Distribution, and (ii) the number of Loaned Shares outstanding at such time; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a Non-Cash Distribution on such Loaned Shares but prior to the settlement of such Non-Cash Distribution on such Loaned Shares, Borrower shall nonetheless deliver to Lender the Delivery Amount in respect of such Non-Cash Distribution. Such deliveries shall be made not later than the twenty fifth Business Day (or such earlier date, to the extent commercially practicable, as determined by Borrower acting in good faith) after the settlement date of such distribution. If following the twenty fifth Business Day Borrower is unable, after using commercially reasonable efforts, to acquire such property or securities, Lender shall have the right at any time thereafter to notify Borrower of its election that Borrower pay to Lender, in lieu of the Delivery Amount, an amount in immediately available funds equal to the value of such Delivery Amount, as reasonably determined in good faith by Borrower; and Borrower’s obligation to return the Delivery Amount shall be suspended until the time Lender exercises such right.

Section 6. Rights in Respect of Loaned Shares.

Subject to the terms of this Agreement, including Borrower’s obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by Borrower and Lender or Borrower and any subsequent transferee of Loaned Shares, insofar as such person is the record owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others.

Section 7. Representations and Warranties.

(a) Each of Borrower and Lender represent and warrant to the other that:

(i) it has full power to execute and deliver this Agreement, to enter into the Loan contemplated hereby and to perform its obligations hereunder;

(ii) it has taken all necessary action to authorize such execution, delivery, entry and performance;

(iii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto; and

(iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound, except in the case of clause (C) or (D) that would not have a material adverse effect on the ability of such party to perform its obligations under this Agreement.

(b) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that the Loaned Shares in respect of such Loan and all other outstanding shares of Common Stock of Lender have been duly authorized and, upon the issuance (if necessary) and delivery of such Loaned Shares to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the applicable Loan Fee by Lender, will be duly authorized, validly issued, fully paid nonassessable shares of Common Stock, and the stockholders of Lender have no preemptive rights with respect to such Loaned Shares.

(c) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that all of the outstanding shares of Common Stock are listed on the Exchange, and the Loaned Shares in respect of such Loan have been approved for listing on the Exchange.

(d) Lender represents and warrants to Borrower, as of the date any Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”)) and Lender would be able to purchase a number of shares of Common Stock equal to the Maximum Number of Shares in compliance with the corporate law of Lender’s jurisdiction of incorporation.

(e) Lender represents and warrants to Borrower that, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of the Loan hereunder, Lender is not, and will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f) Lender represents and warrants to Borrower that Lender (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million as of the date hereof. Lender will notify Borrower if any of the statements contained in this clause (f) ceases to be true.

(g) Borrower represents and warrants to Lender that (i) it (and any successor, transferee or assignee) is on the date hereof a United States person within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (a “U.S. Person”), and (ii) Borrower shall not cease to be a U.S. Person if as a result thereof Lender will receive a payment from which an amount has been deducted or withheld for, or on account of, any tax in excess of that which would have been deducted and withheld if Borrower did not cease to be a U.S. Person, unless Borrower agrees to gross up such payment so that after giving effect to such deduction or withholding, the amount received by Lender would not be less than the amount that Lender would have received if Borrower continued to be a U.S. Person.

(h) Borrower represents and warrants to Lender that any shares of Common Stock that Borrower transfers to Lender in respect of any Loan Termination, and any property or securities comprising any Non-Cash Distribution that Borrower transfers to Lender, in each case, shall be made free from any lien, charge, claim or other encumbrance or restrictions (other than (x) a lien, charge, claim or other encumbrance or restriction routinely imposed on all securities by the relevant Clearance System and (y) any lien, charge, claim or other encumbrance or restriction (i) in the case of any shares of Common Stock, that exists in respect to all outstanding shares of Common Stock and (ii) in the case of any property or securities comprising any Non-Cash Distribution, that exists in respect of all such property or securities so distributed, and other than as may result from the Lender being the issuer of the shares of Common Stock).

(i) Lender represents and warrants to Borrower, as of the date hereof and as of the date any Loaned Shares are transferred to Borrower in respect of the Loan hereunder, that (A) this Agreement is not unsuitable for it in the light of its financial situation, investment objectives and needs and (B) it is entering into this Agreement in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other.

(j) The representations and warranties of Borrower and Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 8. Covenants.

(a) Borrower covenants and agrees with Lender that it will not transfer or dispose of any Loaned Shares initially transferred to Borrower by Lender as a Loan hereunder of which it remains the record owner, if any, except pursuant to a registration statement that is effective under the Securities Act; provided that, subject to Section 16, Borrower may transfer any such Loaned Shares to any of its Affiliates without registration so long as such transfer is exempt from registration requirements under the Securities Act and such affiliate transferee agrees in connection with such transfer not to sell, transfer or dispose of such Loaned Shares to any non-affiliated transferee except pursuant to a registration statement that is effective under the Securities Act at the time of such transfer.

(b) The parties hereto acknowledge that Borrower has informed Lender that Borrower is a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code. The parties hereto further acknowledge and agree that (i) each Loan hereunder is intended to be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code; (ii) each and every transfer of funds, securities and other property under this Agreement is intended to be a “transfer” and a “settlement payment” or a “margin payment,” as such terms are used in Section 546(e) of the Bankruptcy Code; and (iii) Borrower is intended to be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e), 555 and 561 of the Bankruptcy Code.

(c) Lender covenants and agrees that, on any day on which Lender effects any repurchase of Common Stock, Lender shall give Borrower a written notice of the number of its outstanding Common Stock (a “Repurchase Notice”) if, following such repurchase, the number of outstanding Common Stock (which shall include on any determination date the Loaned Shares then outstanding) shall have decreased by more than 0.5% since the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, the number of outstanding Common Stock as of the date hereof). Lender covenants and agrees that neither it, nor any other person, will purchase Common Stock, directly or indirectly, such that, after giving effect to such purchase, the Maximum Number of Shares will be in excess of 8.50% of the number of outstanding Common Stock at such time.

(d) Borrower covenants and agrees that (i) it will sell the Loaned Shares in accordance with the terms and conditions of the Common Stock Underwriting Agreement and (ii) it intends to sell the Loaned Shares pursuant to the Common Stock Underwriting Agreement and create a short position thereunder only to the extent necessary to facilitate hedging transactions by investors in the Convertible Notes through privately negotiated derivatives transactions.

(e) Lender covenants and agrees that, on the date hereof, Lender will provide to Borrower a properly executed Internal Revenue Service Form W-9.

Section 9. Events of Default.

(a) The Loan, and any further obligation to make Loans under this Agreement, may, at the option of the non-defaulting party by a written notice to the defaulting party (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in Section 9(a)(v) or 9(a)(vi) below), be terminated (1) immediately on the occurrence of any of the events set forth in Section 9(a)(v) or 9(a)(vi) below or (2) two Business Days following such notice on the occurrence of any of the other events set forth below (each, a “Default”):

(i) Borrower fails to deliver Loaned Shares to Lender as required by Section 4;

(ii) Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 5;

(iii) Borrower fails to pay Lender a Loan Fee when due as required by Section 3;

(iv) Borrower fails to pay Lender any amount when due as required by Section 10;

(v) the filing by or on behalf of Lender or Borrower or any Credit Support Provider of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by such party for, or consent or acquiescence to, the appointment of a receiver, trustee, conservatory, custodian or similar official of such party, or of all or a substantial part of its property; or the making by such party of a general assignment for the benefit of creditors; or the admission by such party in writing of its inability to pay its debts as they become due;

(vi) the filing of any involuntary petition against Lender or Borrower or any Credit Support Provider in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over such party or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of such party or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such party; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(vii) Borrower fails to deliver to Lender the Guarantee as required by Section 3(e) within the time period required therefor; or

(viii) (A) there occurs a default, event of default or other similar condition or event (however described) in respect of Lender, Borrower or any Credit Support Provider of Borrower under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (B) below, is not less than the applicable Threshold Amount which has resulted in such Specified Indebtedness becoming due and payable under such agreements or instruments before it would otherwise have been due and payable;

(B) there occurs a default by Lender, Borrower or any Credit Support Provider of Borrower in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (A) above, of not less than the applicable Threshold Amount;

provided that a default under subsection (viii) shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due and (z) the payment is made within two local Business Days of such party’s receipt of written notice of its failure to pay;

(viii) there occurs a Merger without Assumption with respect to Borrower or any Credit Support Provider;

(ix) Lender fails to provide any indemnity as required by Section 12; provided that Borrower may waive such Default by Lender in its sole discretion;

(x) Borrower notifies Lender of its inability to or intention not to perform Borrower’s obligations hereunder or otherwise disaffirms, fails to perform, rejects or repudiates any of its obligations hereunder; or

(xi) any representation made by Borrower under this Agreement in connection with the Loan hereunder shall be incorrect or untrue in any material respect during the term of the Loan hereunder, or Borrower fails to comply in any material respect with any of its covenants under this Agreement.

Section 10. Right to Extend; Lender’s Remedies.

(a) Except to the extent the Loan is terminated pursuant to Section 4(c) as a result of a Default by Borrower, Borrower may, following the termination of the Loan pursuant to Section 4, delay the date on which the related Loan Shares are due to Lender (the “Settlement Due Date”, as so delayed to the extent applicable), with respect to some or all (as the case may be) of such Loaned Shares, if Borrower reasonably determines in good faith (i) such date is commercially impracticable due to market illiquidity, or as a result of market closure, trading suspension or deregistration of the Common Stock or (ii) based on the advice of counsel that such extension with respect to some or all (as the case may be) of such Loan Shares is reasonably necessary to enable Borrower (or any of its Affiliates) to effect purchases of Common Stock related to the delivery of Loan Shares due to Lender in connection with this Agreement in a manner that would be in compliance with legal and regulatory requirements (A) applicable to Borrower or such Affiliates in purchasing such shares of Common Stock or (B) if Borrower were deemed to be Lender or an Affiliate of Lender, that would be applicable to Lender in purchasing such shares of Common Stock; provided that in no event shall the Settlement Due Date be extended pursuant to this provision in an amount greater than sixty Business Days.

(b) If, upon the termination of the Loan as a result of a Default by Borrower under Section 9 or pursuant to Section 4(c) on any Settlement Due Date, the purchase of Common Stock in an amount equal to all or any portion of the Loaned Shares to be delivered to Lender by Borrower in accordance with Section 4(c) of this Agreement (i) shall be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) shall violate, or would upon such purchase reasonably likely violate, any order or prohibition of any court, tribunal or other governmental authority, (iii) shall require the prior consent of any court, tribunal or governmental authority prior to any such repurchase, (iv) would subject Borrower, based on the advice of counsel to Borrower, to any liability or potential liability under any applicable federal securities laws (including, without limitation, Section 16 of the Exchange Act), or (v) shall be commercially impracticable in the time period required by Section 4(c), in the commercially reasonable judgment of Borrower as a result of a demonstrable legal or regulatory impediment (including regulations of self-regulatory organizations) to such purchases (each of (i), (ii), (iii), (iv) and (v), a “Legal Obstacle”), then, in each case, Borrower shall notify Lender of the Legal Obstacle and the basis therefor as soon as reasonably practicable, whereupon Borrower’s obligations under Section 4(c) shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, Borrower may use its commercially reasonable efforts to remove or cure the Legal Obstacle as promptly as reasonably practicable, including, in the case of clause (iii), Borrower using its commercially reasonable efforts to obtain the prior consent of the relevant court, tribunal or governmental authority in order to make any such repurchase; provided that (except in circumstances where the Legal Obstacle resulted from the failure by Borrower to comply with applicable securities laws or regulations) Lender shall promptly reimburse all commercially reasonable and documented costs and expenses (including of legal counsel to Borrower) incurred in removing or curing such Legal Obstacle (“Legal Obstacle Legal Costs”).

(c) If (i) the Settlement Due Date has been extended sixty Business Days pursuant to Section 10(a) and the related Loan Shares have not been delivered to Lender by the Settlement Due Date (as extended) or (ii) the Borrower does not remove or cure the Legal Obstacle within ten Business Days, then Lender shall have the right at any time thereafter to notify Borrower of its election that Borrower pay to Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), an amount in immediately available funds (the “Replacement Cash”) equal to the product of (A) the average of the VWAP Prices for the twenty five consecutive Business Day period commencing on the second Business Day immediately following the date Borrower provides notice of such election, multiplied by (B) the number of Loaned Shares then outstanding; and Borrower’s obligation to return the Loaned Shares shall be suspended until the time Lender exercises such right.

(d) If Borrower shall fail to pay the Replacement Cash to Lender in accordance with Section 10(c) above, then, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like number of Loaned Shares (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner. To the extent Lender shall exercise such right, Borrower’s obligation to return a like number of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate, and Borrower shall be liable to Lender for the purchase price of Replacement Shares (plus all other amounts, if any, due to Lender hereunder), all of which shall be due and payable within three Business Days of notice to Borrower by Lender of the aggregate purchase price of the Replacement Shares. The purchase price of Replacement Shares purchased under this Section 10(d) shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase.

Section 11. Transfers.

(a) All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to Borrower’s “securities account” (within the meaning of Section 8-501 of the UCC) designated in the relevant Borrowing Notice maintained with such Clearing Organization. All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender’s Designated Account, whereupon, for the avoidance of doubt, such Loaned Shares credited to Lender’s Designated Account shall become the property of Lender and Borrower shall have no voting, dispositive control or pecuniary interest with respect thereto. In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer.

(b) All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c) A transfer of securities or cash may be effected under this Section 11 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 17 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer, in which case under clause (i) or (ii), such transfer shall be made on the immediately following day on which such exceptions are not in effect.

Section 12. Indemnities.

(a) Lender hereby agrees to indemnify and hold harmless Borrower and its Affiliates and its former, present and future directors, officers and employees from and against any and all liabilities, judgments, claims, settlements, losses, damages and other expenses (including, without limitation, direct losses relating to Borrower’s market activities as a consequence of becoming subject to Section 16(b) under the Exchange Act, and including, without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) (collectively, “Losses”) incurred or suffered by any such person or entity directly arising from (i) any breach by Lender of any of its representations or warranties contained in Section 7 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement; provided, however, that Lender shall not be liable for any Losses arising from (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(b) In case any claim or litigation which might give rise to any obligation of Lender under this Section 12 (“Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall, as soon as reasonably practicable, notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than 45 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 45 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(c) An Indemnifying Party shall be entitled to participate in and, if (i) in the good faith judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party. Nothing in this clause (c) shall be deemed to limit, or be a waiver of either party in respect of, this Section 12.

Section 13. Termination Of Agreement.

(a) This Agreement may be terminated (i) at any time by the written agreement of Lender and Borrower or (ii) by Lender or Borrower upon the occurrence of a Default by the other party.

(b) Unless otherwise agreed by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14. [reserved]

Section 15. Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

Section 16. Transfer and Assignment. To the extent permitted by law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party; provided that Borrower may, without the consent of Lender, transfer or assign all or any part of its rights or obligations under this Agreement to any of Borrower’s Affiliates whose obligations are guaranteed by the Parent Entity or that have credit quality equivalent or better than Borrower or Parent Entity and who agrees to assume all of the obligations of Borrower under this Agreement.

Section 17. Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b) All such notices and other communications shall be directed to the following address:

(i) If to Borrower to:

Attention:

with a copy to:

Attention:

Facsimile number:

(ii) If to Lender to:

SolarCity Corporation

3055 Clearview Way

San Mateo, California, CO 94402

Attention:

Facsimile number:

with a copy to (which shall not constitute notice):

Attention:

Facsimile number:

(c) In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 18. Governing Law; Submission To Jurisdiction; Severability.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 19. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

Section 20. Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

Section 21. Additional Provisions.

(a) Lender understands and agrees that Agent will act as agent for both parties with respect to this Agreement and each Loan hereunder. Agent is so acting solely in its capacity as agent for Lender and Borrower pursuant to instructions from Lender and Borrower. Agent shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under this Agreement. Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of this Agreement or the Loan hereunder.

(b) Notwithstanding any provisions of the Agreement, all communications relating to this Agreement shall be transmitted exclusively through Agent at [•].

(c) Agent received other remuneration from Borrower in relation to this Agreement. The amount and source of such other remuneration will be furnished upon written request. The time of each Loan is available upon request.

(d) Borrower hereby notifies Lender that (i) in the event of Borrower’s failure, Lender will likely be considered an unsecured creditor of Borrower, and (ii) the Securities Investor Protection Act of 1970 (15 U.S.C. 78aaa through 78lll) does not protect Counterparty with respect to this Agreement or the Loan hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto to have executed this Share Lending Agreement as of the date and year first above written.

SolarCity Corporation as Lender	Goldman Sachs Financial Markets, L.P. as Borrower

By:	By:
Name:	Name:
Title:	Title:

Goldman, Sachs & Co. as Agent

By:
Name:
Title: